EXHIBIT (a)(1)

This is an important document that requires your careful review and consideration. If you are in doubt as to how to respond to the Offer, you should consult with your investment dealer, stockbroker, bank manager, lawyer or other professional advisor. Inquiries concerning the information in this document should be directed to Mark F. Whitley, Vice President, General Counsel and Secretary of Emco Limited, at (519) 645-3900.

EMCO LIMITED

Directors’ Circular

Relating to the Offer by

2022841 ONTARIO INC.

to purchase all of the outstanding common shares of

EMCO LIMITED

at Cdn. $16.60 in cash per Emco Share

DIRECTORS’ RECOMMENDATION

The Board of Directors of Emco Limited unanimously

recommends that Shareholders ACCEPT the Offer
and DEPOSIT their Emco Shares to the Offer.

February 28, 2003

NOTICE TO U.S. SHAREHOLDERS

The enforcement by investors of civil liabilities under United States federal securities laws may be adversely affected by the fact that Emco Limited is governed by the laws of the Province of Ontario, Canada, that the majority of its officers and directors are residents of Canada, and that a substantial portion of the assets of Emco Limited and those persons may be located in Canada.

DEFINITIONS
DIRECTORS’ CIRCULAR
RECOMMENDATION OF THE BOARD OF DIRECTORS
REASONS FOR RECOMMENDATION
ENGAGEMENT AGREEMENT AND FAIRNESS OPINION
BACKGROUND TO THE OFFER
ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS
Support Agreement
SHARE CAPITAL OF EMCO
PRINCIPAL SHAREHOLDERS
OWNERSHIP OF SECURITIES OF EMCO BY DIRECTORS AND SENIOR OFFICERS
STOCK OPTION PLAN
OWNERSHIP OF SECURITIES OF THE OFFEROR OR BLACKFRIARS
INTENTION OF DIRECTORS, SENIOR OFFICERS, AND CERTAIN SHAREHOLDERS OF EMCO WITH RESPECT TO THE OFFER
TRADING IN SECURITIES OF EMCO
ISSUANCES OF SECURITIES OF EMCO
RELATIONSHIP BETWEEN THE OFFEROR AND DIRECTORS, SENIOR OFFICERS, AFFILIATES AND PRINCIPAL SHAREHOLDERS OF EMCO
ARRANGEMENTS AND AGREEMENTS BETWEEN EMCO AND ITS DIRECTORS, SENIOR OFFICERS AND AFFILIATES
REGULATORY MATTERS
MATERIAL CHANGES IN THE AFFAIRS OF EMCO
OTHER TRANSACTIONS
OTHER INFORMATION
STATUTORY RIGHTS
APPROVAL OF THE DIRECTORS’ CIRCULAR
CONSENT OF TD SECURITIES INC.
CERTIFICATE
DIRECTORS' CIRCULAR DATED FEBRUARY 28, 2003
LETTER DATED FEBRUARY 28, 2003
LETTER DATED FEBRUARY 28, 2003
LETTER OF TRANSMITTAL AND DIRECTION
LETTER DATED FEBRUARY 28, 2003
NOTICE OF ACCEPTANCE
SUPPORT AGREEMENT DATED FEBRUARY 19, 2003
LOCK-UP AGREEMENT DATED FEBRUARY 19, 2003
CONFIDENTIALITY AGREEMENT DATED SEPTEMBER 25, 2003
WRITTEN ASSURANCE DATE FEBRUARY 19, 2003
FORM OF CHANGE OF CONTROL AGREEMENT
FORM OF CHANGE OF CONTROL AGREEMENT
FORM OF IDEMNITY AGREEMENT
FORM OF INDEMNITY AGREEMENT
EMCO LIMITED STOCK OPTION PLAN
SECTION ENTITLED "EXECUTIVE COMPENSATION"

i

DEFINITIONS

      In this Directors’ Circular, unless the context otherwise requires, the following terms have the meanings set forth below:

“Blackfriars” means Blackfriars Corp., a Delaware corporation.

“Board of Directors” means the board of directors of the Company.

“Company” and “Emco” mean Emco Limited, a corporation amalgamated under the OBCA.

“Confidentiality Agreement” means the confidentiality agreement dated as of September 25, 2002 between Emco and an affiliate of Blackfriars.

“Debentures” means the 6.5% convertible unsecured subordinated debentures of the Company issued pursuant to the Trust Indenture, of which an aggregate principal amount of $69.12 million is currently outstanding.

“Directors’ Circular” means this directors’ circular.

“Emco Shares” means the common shares in the capital of Emco.

“Expiry Time” means 8:00 p.m. (EST) on April 7, 2003, unless the Offer has been extended, in which case it means the expiry time of the Offer as extended from time to time.

“Fairness Opinion” means the written fairness opinion dated February 19, 2003 from TD Securities relating to the Offer and addressed to the Independent Committee.

“fully-diluted basis” means, with respect to the number of outstanding Emco Shares at any time, the number of Emco Shares that would be outstanding assuming all Options and other rights (other than Emco Shares issuable on the conversion of the outstanding Debentures) to acquire Emco Shares outstanding at that time have been exercised.

“Independent Committee” means the Independent Committee of the Board of Directors consisting of three independent directors, Richard B. Grogan, D. Brian Harrison (Chair) and David L. Johnston, formed for the purpose of conducting a review of strategic alternatives in order to maximize shareholder value, which review included, among other things, considering the Offer and making recommendations to the Board of Directors in respect thereof.

“Lock-Up Agreement” means the agreement dated as of February 19, 2003 between the Offeror, Blackfriars and Masco pursuant to which Masco has agreed to deposit the Locked-Up Shares to the Offer and not withdraw them, except in limited circumstances, as described under “Lock-Up Agreement” below.

“Locked-Up Shares” means the 6,621,334 Emco Shares held by Masco that are subject to the Lock-Up Agreement.

“Masco” means Masco Corporation, a Delaware corporation.

“Minimum Condition” means that there shall have been validly deposited under the Offer and not withdrawn at the Expiry Time such number of Emco Shares which constitute at least 66 2/3% of the Emco Shares outstanding (on a fully-diluted basis) at the Expiry Time.

“Nasdaq” means the Nasdaq National Market.

“OBCA” means the Business Corporations Act (Ontario), as amended.

“Offer” means the Offeror’s offer to purchase all of the Emco Shares, the terms and conditions of which are set forth in the Offeror’s Circular.

“Offeror’s Circular” means the offer to purchase all of the Emco Shares and take-over bid circular of the Offeror dated February 28, 2003 setting forth the terms and conditions of the Offer.

“Offeror” means 2022841 Ontario Inc., a corporation incorporated under the OBCA and an indirect wholly-owned Subsidiary of Blackfriars.

“Option” means an option to purchase Emco Shares granted under the Stock Option Plan.

“Person” includes an individual, partnership, association, body corporate, unincorporated association, unincorporated syndicate, unincorporated organization, joint venture, business organization, trust, trustee, executor, administrator, legal representative, governmental entity or any other entity, whether or not having legal status.

“Shareholder” means a holder of Emco Shares.

ii

“Stock Option Plan” means the stock option plan for key employees of the Company which forms part of Emco’s 1991 Long-Term Incentive Program.

“Subsidiary” means any corporation, partnership, limited liability company, joint venture or other legal entity of which the relevant Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Superior Proposal” means a Take-over Proposal on terms which a majority of the members of the Board of Directors determines, at a duly constituted meeting of the Board of Directors or by unanimous written consent, in its reasonable good faith judgment to be more favourable to the Shareholders than the Offer (after consultation with the Company’s financial, legal and other advisors) and for which financing, to the extent required, is then committed or which, in the reasonable good faith judgment of a majority of such members, as expressed in a resolution adopted at a duly constituted meeting of such members (after consultation with the Company’s financial, legal and other advisors), is reasonably capable of being obtained by the Person making such Take-over Proposal.

“Support Agreement” means the support agreement dated as of February 19, 2003 between the Offeror, Blackfriars and Emco, as described under “Support Agreement” below.

“Support Agreement Effective Time” means the period from February 19, 2003 to the earlier of the appointment or election to the Board of Directors of persons designated by the Offeror who represent a majority of the directors of Emco and the termination of the Support Agreement in accordance with its terms.

“Take-over Proposal” means any proposal or offer from any Person whatsoever (including any of the Company’s officers or directors, but excluding the Offeror or Blackfriars) relating to any recapitalization, merger, amalgamation, acquisition, arrangement or other business combination involving the Company or any of its Subsidiaries or any proposal or offer from any such Person to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of the Company or any of its Subsidiaries, other than the Offer.

“TD Securities” means TD Securities Inc., the financial advisor to the Independent Committee.

“Trust Indenture” means the trust indenture dated as of July 4, 1997 made between Emco and Montreal Trust Company of Canada.

“TSX” means the Toronto Stock Exchange.

      In this Directors’ Circular, words importing the singular number include the plural and vice versa and words importing any gender include all genders. The term “including” means “including, without limiting the generality of the foregoing” and the terms “include” and “includes” have corresponding meanings.

iii

EMCO LIMITED

DIRECTORS’ CIRCULAR

      This Directors’ Circular is issued by the Board of Directors in connection with the Offer made by the Offeror to purchase all of the issued and outstanding Emco Shares, including all Emco Shares that may become outstanding on the exercise of Options, or on the conversion of Debentures, at a price of $16.60 in cash for each Emco Share, upon the terms and subject to the conditions set forth in the Offeror’s Circular. Reference is made to the Offeror’s Circular for details of the terms and conditions of the Offer.

      The Expiry Time of the Offer is 8:00 p.m. (EST) on April 7, 2003, unless withdrawn, extended or varied.

      All references in this Directors’ Circular to “dollars” and to “$” are to Canadian dollars, except where otherwise indicated.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      After carefully considering the terms of the Offer, the recommendation of the Independent Committee relating to the Offer, the advice of its financial and legal advisors, the Fairness Opinion (a complete copy of which is attached as Schedule “A” to this Directors’ Circular), and various additional matters, the Board of Directors has unanimously determined that the Offer is in the best interests of the Shareholders and recommends that Shareholders accept the Offer and deposit their Emco Shares to the Offer. See “Reasons for Recommendation”.

DIRECTORS’ RECOMMENDATION

The Board of Directors unanimously recommends that Shareholders

ACCEPT the Offer and DEPOSIT their Emco Shares to the Offer.

      Shareholders who are in doubt as to how to respond to the Offer should consult their own investment dealer, stockbroker, bank manager, lawyer or other professional advisors.

REASONS FOR RECOMMENDATION

      The Board of Directors has carefully considered the Offer and received the benefit of advice from the Independent Committee and its financial and legal advisors. In reaching its decision to approve the Support Agreement and to recommend acceptance of the Offer, the Independent Committee and the Board of Directors considered a number of factors, including the following:

1.   Premium Over Market Price

      The Offer price of $16.60 in cash for each Emco Share (approximately $290 million on a fully-diluted basis) represents a 12.5% premium over the closing price of the Emco Shares of $14.75 on the TSX on February 19, 2003 (the day prior to the announcement of the Offer by the Offeror and Emco) and a 58% premium over the closing price of the Emco Shares of $10.50 on the TSX on July 23, 2002 (the day prior to the announcement by the Board of Directors of its strategic alternatives review). The Emco Shares have not traded at the Offer price during the twelve month period preceding the Offer.

2.   Thorough Market Canvass

      On July 23, 2002, the Board of Directors formed the Independent Committee, with a mandate to review and consider strategic alternatives to maximize shareholder value. The review of strategic alternatives by Emco was publicly announced on July 24, 2002. The Independent Committee retained TD Securities in August 2002 who, over the course of six months, contacted over 200 potentially interested parties. In excess of 60 parties signed confidentiality agreements and received non-public information regarding Emco. The Independent Committee and TD Securities identified and considered a number of strategic alternatives available to maximize shareholder value, including the sale of Emco, in whole or in parts, and conversion of all or parts of Emco’s business into an income trust. Several parties submitted bids for all or parts of Emco, and the Independent Committee and the Board of Directors determined that the Offer of $16.60 per Emco Share was the most attractive proposal available to Shareholders.

3.   Fairness Opinion

      TD Securities has delivered a written opinion to the Independent Committee concluding that the consideration under the Offer is fair, from a financial point of view, to the Shareholders. A copy of the Fairness Opinion is attached to this Directors’ Circular as Schedule “A”. See “Fairness Opinion” below.

4.   Liquidity

      The Offer represents an opportunity for Shareholders that, in the absence of the Offer might not otherwise be available, to dispose of all of their Emco Shares for cash consideration of $16.60 per share.

5.   Superior Proposals Permitted

      The terms of the Support Agreement permit the Board of Directors to respond, in accordance with its fiduciary duties, to unsolicited Superior Proposals made prior to the successful completion of the Offer. The ability of the Board of Directors to respond to any such Superior Proposal is subject to the conditions contained in the Support Agreement. In such circumstances, the Company would be required to pay a $6 million termination fee to Blackfriars, which represents approximately 2.1% of the aggregate consideration offered to the Shareholders under the Offer. The Board of Directors considers it unlikely that a Superior Proposal will emerge.

      The Board of Directors also considered the recommendation of the Independent Committee relating to the Offer. The foregoing discussion of the factors considered by the Independent Committee and the Board of Directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Offer, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its determination. In addition, individual members of the Board of Directors may have given different weight to different factors. The Board recognized that, while the consummation of the Offer gives the Shareholders the opportunity to realize a premium over the prices at which the Common Shares were traded prior to the public announcement of the Offer, consummation of the Offer will eliminate the Shareholders’ ability to participate in the future growth and possible profits of the Company.

ENGAGEMENT AGREEMENT AND FAIRNESS OPINION

      On August 22, 2002, the Independent Committee engaged TD Securities pursuant to a letter of engagement (the “Engagement Agreement”) to act as exclusive financial advisor to the Independent Committee in connection with the identification, evaluation and implementation of strategic initiatives to maximize value for the Company’s Shareholders. On February 19, 2003, the Independent Committee received the oral opinion of TD Securities, which was subsequently confirmed in writing, that the consideration under the Offer is fair, from a financial point of view, to the Shareholders. The following is a summary of certain provisions in the Engagement Agreement and the Fairness Opinion.

Engagement Agreement

      In consideration for acting as financial advisor to the Independent Committee, the Company agreed to pay TD Securities cumulative work fees and a transaction fee, in accordance with the terms of the Engagement Agreement. TD Securities will receive cumulative work fees of $50,000 per month continuing throughout TD Securities’ term of engagement under the Engagement Agreement to a maximum of 4 months, which fees will be credited to any transaction fee payable upon the closing of the type of transaction contemplated by the Offer. Any such transaction fee payable to TD Securities by Emco will be based upon an amount equal to 0.60% of the consideration received by Emco or its Shareholders. TD Securities will also be reimbursed by the Company for all reasonable out-of-pocket expenses incurred by TD Securities in performing its role as financial advisor.

      The Company has indemnified TD Securities, each of its affiliates and each of its directors, officers and employees from and against any losses which it or they might suffer as a result of TD Securities’ engagement as financial advisor to the Independent Committee.

      Neither TD Securities nor any of its affiliates is an insider, associate or affiliate (as those terms are defined by applicable securities laws) of the Company, the Offeror or Blackfriars or any of their respective associates or affiliates. TD Securities has not been engaged to provide any financial advisory services or act as lead or co-lead underwriter of securities of the Company, the Offeror or Blackfriars or any of their respective associates or affiliates, within the past two years, other than the services provided under the Engagement Agreement. Other than the Engagement Agreement, there are no understandings, agreements or commitments between TD Securities and the Company, the Offeror or Blackfriars or any of their respective associates or affiliates with respect to any future business dealings.

Fairness Opinion

      TD Securities, acting as financial advisor to the Independent Committee, delivered the Fairness Opinion to the Independent Committee verbally on February 19, 2003 concluding that the consideration under the Offer is fair, from a financial point of view, to the Shareholders. The Fairness Opinion does not constitute a recommendation as to whether or not any Shareholder should deposit his or her Emco Shares to the Offer.

      The full text of the written Fairness Opinion delivered by TD Securities, which sets forth assumptions made, matters considered and qualifications and limitations on the review undertaken in connection with the Fairness Opinion, is attached as Schedule “A”. Shareholders are urged to read the Fairness Opinion in its entirety.

BACKGROUND TO THE OFFER

      On July 23, 2002, the Board of Directors, after considering the business and operations of Emco, on both a historical and prospective basis and the industry, economic and market conditions, including a perceived low market capitalization, established an Independent Committee of directors to review strategic alternatives available to Emco to maximize shareholder value.

      The Independent Committee of directors, consisting of three independent directors, Richard B. Grogan, D. Brian Harrison (Chair) and David L. Johnston, was authorized, among other things, (i) to consider all available strategic alternatives, including a possible sale or restructuring of all or a portion of Emco, in the best interests of Emco and the Shareholders, (ii) to inquire into such matters as the Independent Committee considered appropriate in connection with the strategic alternatives, (iii) to take such actions as the Independent Committee considers necessary or advisable in connection with its mandate, and (iv) to report its conclusions and recommendations to the Board of Directors.

      The commencement of the strategic alternatives review and the appointment of the Independent Committee was announced on July 24, 2002. After the completion of a selection process, the Independent Committee retained TD Securities to act as its financial advisor and McCarthy Tétrault LLP to act as its legal advisor.

      The Independent Committee and TD Securities identified and considered a number of strategic alternatives available to maximize Shareholder value, including the sale of Emco, in whole or in parts, and conversion of all or parts of Emco’s business into an income trust.

      In assessing the alternatives available to Emco, TD Securities presented the Independent Committee with a list of industry participants and other interested parties who were most likely to have the ability and interest to enter into one or more favourable transactions with Emco. The Independent Committee and TD Securities reviewed, discussed and agreed upon the list of likely industry participants and other interested parties.

      TD Securities, working with Emco’s management, prepared a confidential information memorandum describing the business and prospects of Emco and its business units. TD Securities contacted potentially interested parties and circulated the confidential information memorandum to those parties who requested it, following the execution of a confidentiality agreement.

      On the instructions of the Independent Committee, TD Securities invited the potential candidates, including an affiliate of Blackfriars, to submit non-binding proposals for a possible transaction no later than November 15, 2002. As a result of this process, written, non-binding proposals and verbal indications of interest were received. On November 19, 2002, the Independent Committee met with TD Securities and legal counsel and reviewed the proposals in detail.

      The Independent Committee evaluated the proposals it received and determined to allow certain of the candidates access to more detailed due diligence materials, including materials provided in a data room containing confidential information relating to the business, operations and plans of Emco.

      The interested parties were allowed access to Emco’s facilities and received presentations from Emco’s management. Presentations were made by management to 17 different parties, some of whom were interested in all of Emco and some of whom were interested only in one or more of Emco’s business units.

      Interested parties were then asked to submit binding proposals which were received by TD Securities by February 7, 2003 and then reviewed with the Independent Committee in person on February 11, 2003 and by conference call on February 14, 2003.

      The Independent Committee received advice from TD Securities on all bids including the proposal by Blackfriars and reviewed with it the structure and terms of the proposals. On February 14, 2003, the acquisition proposal from Blackfriars was identified by the Independent Committee as the most favourable to Shareholders based on price and other terms. Thereafter, further negotiations took place between Emco and Blackfriars with respect to the proposal submitted by Blackfriars, including settling the terms of the Support Agreement, the Offer price and the conditions and other terms of the Offer.

      Throughout the process, the Independent Committee met on numerous occasions to receive updates from TD Securities and review the process. The full Board of Directors was updated periodically by the Independent Committee. On February 19, 2003, the Independent Committee and its financial and legal advisors updated the Board of Directors as to the status of negotiations. TD Securities provided the Board of Directors with financial advice regarding the proposed consideration under the Offer, including its view as to the fairness of the consideration, from a financial point of view, to the Shareholders. The Independent Committee’s legal advisors, McCarthy Tétrault LLP, provided advice on the structure of the transaction and the terms of the draft Support Agreement. The Board of Directors reviewed the terms of the draft Support Agreement, discussed with its counsel a number of issues arising in respect of the Support Agreement (including the draft Lock-Up Agreement) and fully considered its duties and responsibilities to Shareholders. After deliberations, and upon the recommendation of the Independent Committee, the Board of Directors unanimously approved the Support Agreement and unanimously determined that the Offer is in the best interests of the Shareholders. The Board of Directors unanimously approved the making of a recommendation that Shareholders accept the Offer.

      The Support Agreement was executed on the morning of February 20, 2003, and the transaction was publicly announced, during a suspension of trading of the Emco Shares on the TSX and Nasdaq, that same morning.

ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS

Support Agreement

      Emco, the Offeror and Blackfriars have entered into the Support Agreement pursuant to which the Offeror has agreed to make the Offer, on and subject to the terms and conditions set out therein. Blackfriars has guaranteed the obligations of the Offeror under the Support Agreement. The following is a summary of certain provisions of the Support Agreement.

      Pursuant to the Support Agreement, Emco has represented to the Offeror and Blackfriars that: (i) the Board of Directors, following consultation with its financial and legal advisors, has determined unanimously that the Offer is fair to the Shareholders and that it is in the best interests of Emco and the Shareholders for the Support Agreement to be entered into, for the Offer to be made, and for the Board of Directors to support the making of the Offer; and (ii) the Board of Directors has unanimously approved the entering into of the Support Agreement and the making of a recommendation to the Shareholders that they accept the Offer.

      In the Support Agreement, Emco has covenanted, among other things, that:

(a)	until the earlier of the time of the appointment or election to the Board of Directors of individuals designated by the Offeror who represent a majority of the directors of Emco and the termination of the Support Agreement in accordance with its terms, Emco shall, and shall cause its Subsidiaries to, in all material respects conduct its and their businesses in the ordinary course of its and their businesses as currently conducted and, to the extent consistent therewith, use reasonable commercial efforts to preserve intact its and their current business organizations, keep available the services of its and their current officers and employees and preserve its and their relationships with customers, suppliers and others having business dealings with it and them to the end that its and their goodwill and ongoing businesses shall be unimpaired to such time;

(b)	neither it nor any of its Subsidiaries nor any officer, director, employee, financial advisor, attorney, advisor, representative or agent of Emco or any of its Subsidiaries will (i) solicit, initiate or encourage inquiries or the submission of any Take-over Proposal, (ii) enter into any agreement with respect to or approve or recommend any Take-over Proposal, or (iii) participate in any negotiations regarding, or furnish to any Person any information with respect to the Company or any of its Subsidiaries in connection with the making of any proposal that constitutes, or may reasonably be expected to lead to, any Take-over Proposal, provided, however, that if the Board of Directors of the Company reasonably determines (after consultation with its financial advisors) that an unsolicited bona fide written Take-over Proposal constitutes a Superior Proposal, then, to the extent required by the fiduciary obligations of the Board of Directors of the Company, the Company may, in response to an unsolicited request therefor, (i) furnish information with respect to the Company and its Subsidiaries to any Person pursuant to a customary confidentiality agreement (as determined by the Company’s counsel), and (ii) negotiate with the third party and enter into an agreement with respect to a Superior Proposal;

(c)	it shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than the Offeror and Blackfriars) with respect to any potential Take-over Proposal and immediately demand the return or destruction of all confidential information provided in connection therewith and use all reasonable efforts to ensure that such information is returned and it shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving the Offeror, Blackfriars or a Superior Proposal);

(d)	it shall advise Blackfriars of (i) any Take-over Proposal or any inquiry with respect to or which could lead to any Take-over Proposal received by any officer, director, financial advisor, attorney, advisor, representative or agent of the Company on or after the date of the Support Agreement, (ii) the material terms of any such Take-over Proposal (including a copy of any written proposal), and (iii) the identity of the Person making any such Take-over Proposal or inquiry, no later than 24 hours following receipt of such Take-over Proposal or inquiry;

(e)	it will not enter into any agreement (a “Proposed Agreement”), other than a confidentiality agreement contemplated by paragraph (b) above, with any third party providing for or to facilitate any Take-over Proposal that the Board of Directors reasonably determines constitutes a Superior Proposal unless the Company shall have provided the Offeror and Blackfriars with a copy of any Proposed Agreement not less than three business days prior to its proposed execution by the Company, together with a written notice from the Board of Directors regarding the value in financial terms that the Board of Directors has in consultation with its financial advisors determined should be ascribed to any non-cash consideration offered under the Proposed Agreement. During such three business day period, the Company agrees that the Offeror and Blackfriars shall have the opportunity but not the obligation, to offer to amend the terms of the Support Agreement in order to provide for financial terms at least equivalent to those in the Proposed Agreement. The Board of Directors of the Company shall review any offer by the Offeror and Blackfriars to amend the terms of the Support Agreement to determine, acting in good faith and in accordance with its fiduciary duties, whether the Offeror’s amended Offer would be at least as favourable to the Shareholders as the Take-over Proposal provided for in the Proposed Agreement. If the Board of Directors of the Company so determines, the Company will enter into an amended Support Agreement with the Offeror and Blackfriars reflecting the amended Offer. If the Board of Directors continues to believe, acting in good faith and in the proper discharge of its fiduciary duties and after consultation with its financial, legal and other advisors, that the Take-over Proposal provided for in the Proposed Agreement continues to be a Superior Proposal with respect to the amended Offer, and therefore rejects the amended Offer, the Company shall be entitled to enter into the Proposed Agreement following payment to Blackfriars of a termination fee of $6 million. Each successive modification of any Take-over Proposal shall constitute a new Take-over Proposal for the purpose of this right to match and will initiate an additional three business day notice period;

(f)	Emco agreed (i) that the Board of Directors will pass a resolution accelerating the vesting of all Options, (ii) that the Company will promptly notify the holders of Options of such resolution, and (iii) that the Company will permit holders of Options to transfer the Options to the Company in exchange for a cash payment of the in-the-money value of the Option, conditional upon the Offeror taking up and paying for Emco Shares under the Offer;

(g)	promptly upon the take-up and payment by the Offeror pursuant to the Offer of more than 66 2/3% of the Emco Shares (on a fully-diluted basis), Emco has agreed to use its reasonable best efforts to enable the Offeror to acquire the balance of the Emco Shares by way of compulsory acquisition, amalgamation, statutory arrangement, capital reorganization or other transaction carried out for a consideration per Emco Share of not less than $16.60; and

(h)	the Company has agreed and represented that the Board of Directors has determined unanimously to use its and their respective reasonable efforts to enable the Offeror to elect or appoint all of the directors of Emco as soon as possible after the Offeror takes up and pays for in excess of 66 2/3% of the Emco Shares (on a fully-diluted basis) pursuant to the Offer. If the Offeror takes up and pays for more than 50% of the outstanding Emco Shares (on a fully-diluted basis), but less than 66 2/3% (on a fully-diluted basis), the Company has agreed that the Offeror shall be entitled to designate such number of members of the Board of Directors, and any committees thereof, as is proportionate to the percentage of the outstanding Emco Shares owned by the Offeror.

      In the Support Agreement, Emco also made certain customary representations, warranties, covenants and agreements with respect to, among other things: conducting the business of Emco; refraining from corporate reorganizations; issuing securities except in certain circumstances and entering into certain agreements; the capitalization of Emco; borrowing money; granting security; corporate authority and execution; compliance with laws and licenses; regulatory filings; accuracy of financial statements of Emco; interest in properties; material agreements; employment matters; absence of certain changes in the conduct of Emco’s business; litigation; taxes; insurance; and pension and employment benefits.

      The Offeror agreed that it will not amend the terms of the Offer other than to increase the consideration payable thereunder, to extend the expiry of the Offer or to waive any conditions of the Offer, except with the prior consent of Emco. If, within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the Emco Shares, the Offeror has agreed it will use its reasonable best efforts to acquire the remainder of the Emco Shares through a statutory right of acquisition under the OBCA.

      Under the Support Agreement, the Offeror has agreed to cause Emco to maintain in effect current or substantially similar provisions regarding indemnification of officers and directors contained in the constating documents of Emco and its subsidiaries and any directors and officers indemnification agreements of Emco or its subsidiaries. Emco intends to purchase run-off insurance, for such term as may be considered reasonable by it (but which in any event will not exceed six years from the Support Agreement Effective Time, for its past and present directors and officers in respect of all matters relating to the period when they were directors and/or officers. In the absence of run-off insurance, Blackfriars will cause Emco or any successor to Emco to provide, for an aggregate period of not less than six years from the Support Agreement Effective Time, Emco’s current and former directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Support Agreement Effective Time that is substantially similar to Emco’s existing policy if such a policy is available at a reasonable cost.

      The Offeror also agreed to permit the Company to honour and comply with the terms of all existing employment and change of control contracts entered into by Emco or its subsidiaries and with the terms of all pension and benefit plans to which Emco or its subsidiaries is a party.

      The Support Agreement may be terminated at any time by mutual written consent of Blackfriars and Emco.

      The Support Agreement may be terminated by Emco: (i) if the Offeror has not become legally obligated to accept and take-up any Emco Shares pursuant to the Offer by May 15, 2003; (ii) if it proposes to enter into a merger, acquisition or other agreement to effect a Superior Proposal, but only if the Offeror and Blackfriars have not exercised their right to match the Superior Proposal as set out above; (iii) if there has been a breach by the Offeror or Blackfriars of any of their respective representations, warranties or covenants under the Support Agreement, which is not cured within five business days of notice of such breach, or (iv) if the Offeror’s Circular has not been mailed by March 14, 2003, unless through the fault of Emco.

      The Support Agreement may be terminated by Blackfriars after commencement of the Offer: (i) if the Offeror has not become legally obligated to accept and take-up any Emco Shares pursuant to the Offer by May 15, 2003; (ii) if there has been a breach by Emco of any of its representations, warranties or covenants under the Support Agreement, which is not cured within five business days of notice of such breach, (iii) if any condition of the Offer has not been satisfied or waived on the expiry of the Offer, as the same may be extended from time to time by the Offeror pursuant to the Support Agreement, or (iv) if the Board of Directors qualifies, modifies or withdraws its recommendation in favour of the Offer or recommends to the Shareholders any Take-over Proposal other than the Offer.

      If the Support Agreement is terminated in accordance with its terms, the Offeror may terminate or withdraw the Offer.

      Emco has agreed to pay Blackfriars a termination fee of $6 million if the Support Agreement is terminated by the Company in order to effect a Superior Proposal or by Blackfriars as a result of the Board of Directors qualifying, modifying or withdrawing its recommendation in favour of the Offer or recommending to the Shareholders any Take-over Proposal other than the Offer.

Lock-Up Agreement

      Pursuant to the Lock-Up Agreement, and subject to the conditions therein, the Offeror has agreed to make the Offer. Blackfriars has guaranteed all obligations of the Offeror under the Lock-Up Agreement.

      Masco, at the request of the Independent Committee, entered into the Lock-Up Agreement which requires Masco (i) to deposit all of the Locked-Up Shares under the Offer as soon as practicable after the mailing of the Offer but in any event within five business days of such mailing, and (ii) thereafter not to withdraw any of the Locked-Up Shares deposited under the Offer, unless the Lock-Up Agreement is terminated in accordance with its terms prior to the Offeror taking up and paying for the Locked-Up Shares.

      The Lock-Up Agreement also requires Masco to cooperate with the Offeror in the following respects in order to assist the Offeror to successfully complete the acquisition of all of the outstanding Emco Shares by: (A) exercising the voting rights attached to its Emco Shares to oppose any proposed action (i) which might reasonably be regarded as being directed towards, or preventing or delaying the successful completion of the Offer, or (ii) which could materially change the business, assets, operations, capital, affairs, financial conditions, licences, permits, rights or privileges of Emco and its subsidiaries; and (B) not taking any action of any kind which may reduce the likelihood of success of or delay the completion of the Offer and, promptly upon request, assisting the Offeror by providing any information reasonably required for the Offeror to secure regulatory approvals in respect of the completion of the Offer.

      The Lock-Up Agreement may be terminated at any time: (A) by the Offeror if (i) there is a material breach of the Lock-Up Agreement by Masco, or (ii) the Offeror is entitled to terminate the Support Agreement in accordance with its terms; or (B) by Masco if (i) the Offer is not mailed by March 14, 2003, or (ii) the Offeror has not taken up and paid for the Locked-Up Shares pursuant to the Offer by May 15, 2003.

      Upon any termination of the Lock-Up Agreement in accordance with its terms, Masco shall be entitled to withdraw the Locked-Up Shares deposited pursuant to the Offer.

      If a Superior Proposal is made, the Offeror and Blackfriars will either (i) waive any unsatisfied conditions relating to the Offer and irrevocably commit to purchase the Locked-Up Shares on the terms of the Offer, or (ii) release Masco from the Lock-Up Agreement and return the Locked-Up Shares to Masco so as to permit Masco to tender such shares into the Superior Proposal.

Confidentiality Agreement

      Pursuant to a confidentiality agreement, dated September 25, 2002, made between Emco and an affiliate of Blackfriars (the “Confidentiality Agreement”), the affiliate of Blackfriars agreed to keep all information, including any information belonging to, relating to or otherwise concerning Emco or its affiliates, confidential.

      The affiliate of Blackfriars further agreed it or its affiliates would not during a period of one year from the date of the Confidentiality Agreement, without the prior written authorization of the Independent Committee, acquire or make any offer to acquire in any manner any securities of Emco or its affiliates. The affiliate of Blackfriars also agreed in the Confidentiality Agreement, for a period of two years, to not (i) directly or indirectly solicit for employment any person employed at Emco, other than in publications of a general nature, or (ii) employ, hire or contract for the services of any person employed by Emco who was identified to the affiliate of Blackfriars as a result of this Offer.

Written Assurance

      Blackfriars delivered a letter, dated February 19, 2003, to the Board of Directors to assure the Board that Blackfriars intends to keep U.S. funds equivalent to a minimum of $300 million in its accounts with a third party bank until the earlier of the taking up and payment for Emco Shares or the termination of the Support Agreement. In addition, Blackfriars agreed to have its bank confirm to TD Securities that Blackfriars was financially capable of consummating the Offer.

Change of Control Agreements

      Each of Emco’s senior or executive (collectively “senior”) officers noted on page 10 of the Directors’ Circular, other than Jaap Burck, has entered into letter agreements (the “Change of Control Agreement”) with Emco providing for the payment of severance payments and benefits in the event that a transaction such as the Offer, which changes the control of Emco, results in the termination of their employment with Emco within 18 months following the effective date of the Offer.

      Upon termination of employment upon the change in control of Emco, Emco will provide each senior officer that is a party to a Change of Control Agreement the following for a period of 2 years following the date of such termination (except in the case of Douglas Speers, in which case such period shall be 3 years) unless otherwise noted herein: (i) a base salary, paid in the form of salary continuance, (ii) benefits on substantially the same terms and conditions as payable prior to a change in control, until the earlier of new employment is obtained or the applicable severance period ends, (iii) pension plan contributions and recognition of credited service for employment during the applicable severance period, (iv) vacation pay owing at the date of termination of employment, (v) car arrangements in effect prior to termination of employment until the earlier of the end of the applicable severance period and the date new employment is obtained, (vi) an annualized, prorated bonus for the calendar year in which employment is terminated, and an amount equal to the number of years and fractions thereof that constitute the applicable severance period multiplied by the average applicable bonuses for the two fiscal years immediately prior to termination, (vii) the vesting of stock options, payable under Emco’s 1991 Long-Term Incentive Program, on the effective date of termination of employment, (viii) re-employment consulting services, in an amount not to exceed $40,000 for a period of 12 months following termination and (ix) directors and officers liability insurance for a period of six years after termination.

      In consideration for the foregoing severance payments and pension entitlements, each senior officer that is a party to a Change of Control Agreement agrees, for two years, not to obtain new employment with or invest in a competitor of Emco, solicit employees of Emco or solicit any customers of Emco. In addition, each senior officer that is a party to a Change of Control Agreement agrees to maintain any confidential information of Emco confidential.

      Emco has also entered into a change of control agreement, substantially similar to the Change of Control Agreements described above, with Jaap Burck (the “Burck Change of Control Agreement”), except that the Burck Change of Control Agreement provides for the payment of the above-noted benefits if he is terminated within 12 months of a change of control, instead of 18 months.

Senior Officers and Directors Compensation

      Details of compensation paid to the President and Chief Executive Officer of Emco and the four other most highly compensated senior officers, in addition to stock options and stock appreciation rights for the fiscal year ended December 31, 2001 granted and exercised by those senior officers, as well as summaries of Emco’s 1991 Long-Term Incentive Program, Share Ownership Guidelines, and Company Pension Plan are set forth in Emco’s Management Information Circular, dated March 4, 2002, under the section heading “Executive Compensation”, which section is incorporated herein by reference.

      Effective January 1, 2002, the annual fee payable to each director (other than Douglas Speers) was $20,000. The annual fee is payable as to $15,000 in cash and $5,000 in Emco common shares which are purchased on behalf of each director on the day of Emco’s Annual Meeting. The fee for each meeting of the Board of Directors or meeting of a committee of the Board of Directors attended is $1,400 with the exception of meetings held by telephone conference call. If a meeting of the Board of Directors or any committee of the Board of Directors is held by telephone conference call, the fee payable for such meeting is $700.

      Also, effective January 1, 2002, Emco agreed to pay an annual retainer to the Chairman of the Board in the amount of $50,000 (increased to $80,000 on January 1, 2003). The retainer is to be paid either in cash or in common shares of Emco which Emco is to purchase in the market on behalf of the Chairman or any combination of these two methods, at the discretion of the Chairman. Effective January 1, 2002, an annual retainer is to be paid to the Chairman of any committee of the Board of Directors of Emco in the amount of $3,000, which shall be paid in common shares of Emco which Emco will purchase on the day of the Emco’s Annual Meeting.

Indemnity Agreements for Officers and Directors

      Emco has provided each of its senior officers and directors with indemnity agreements (the “Indemnity Agreements”). Under the Indemnity Agreements, Emco provides each senior officer and director of Emco with an indemnification in respect of any losses incurred by any senior officer or director by reason of being a senior officer or director of Emco. Each Indemnity Agreement further confirms that Emco has purchased directors and officers insurance in the amount of $15 million.

      Emco purchases insurance for the benefit of the directors, officers and executives of the Company and its subsidiaries against liabilities incurred by them in such capacities. The policy covers claims made against the insureds during the policy period with a limit of liability of $20,000,000 during the policy year and a limit of $20,000,000 in respect of each claim. The premium payable for this coverage in 2002 was approximately $150,000, all of which was paid by the Company.

SHARE CAPITAL OF EMCO

      The authorized share capital of Emco consists of an unlimited number of Emco Shares and an unlimited number of preference shares. As at February 28, 2003, 15,907,419 Emco Shares and no preference shares were issued and outstanding.

      In addition, as of February 28, 2003 Options to acquire up to a maximum of 1,589,680 Emco Shares are outstanding under the Stock Option Plan. Up to 3,499,747 Emco Shares as of February 28, 2003 may also be issued upon the conversion, at a conversion price of $19.75, of the outstanding $69.12 million principal amount of Debentures.

PRINCIPAL SHAREHOLDERS

      To the knowledge of the directors and senior officers of the Company, after reasonable inquiry, the only Persons holding more than 10% of any class of equity securities of Emco, and the number, designation and percentage of outstanding securities of Emco owned or over which control or direction is exercised by them, are as set forth below:

	Number of	Percentage of
Name and Address	Emco Shares	Emco Shares (1)

MASCO CORPORATION Taylor, Michigan	6,621,334	41.7%
LETKO, BROSSEAU & ASSOCIÉS INC. Montreal, Quebec	1,893,215	11.9%

Note:

(1)	On an undiluted basis.

OWNERSHIP OF SECURITIES OF EMCO

BY DIRECTORS AND SENIOR OFFICERS

      The following table discloses the names of all directors and senior officers of Emco, the positions held by them and, as at February 28, 2003, the number of securities of Emco owned or over which control or direction is exercised, by each such director and officer and, to the knowledge of such directors and officers, after reasonable inquiry, by their respective associates:

	Number of		Percentage of	Number of	Percentage of	Face Value of	Percentage of
Name and Position(s) Held	Emco Shares (1)		Emco Shares (2)	Options (1)(3)	Options	Debentures (1)	Debentures

FRANK M. HENNESSEY	315,463		1.987%	—	—	$100,000	0.144%
Director, Chairman of the Board
DOUGLAS E. SPEERS	69,710	(4)	0.439%	331,220	20.5%	—	—
Director, President and Chief Executive Officer
RICHARD B. GROGAN	22,165		0.139%	162,190	10.1%	—	—
Director
D. BRIAN HARRISON	15,833		0.099%	—	—	$672,000	0.438%
Director
DAVID L. JOHNSTON	3,558		0.022%	—	—	—	—
Director
WAYNE B. LYON	61,755		0.389%	—	—	—	—
Director
JAAP BURCK	6,799		0.043%	60,850	3.7%	—	—
Vice President, Controller
GORDON E. CURRIE	13,237		0.083%	109,860	6.8%	—	—
Vice President, Treasurer and Chief Financial Officer
RICHARD J. FANTHAM	10,926	(5)	0.069%	119,000	7.4%	—	—
President, Emco Wholesale Distribution
ROGER K. HOLLYMAN	9,692		0.055%	98,500	6.1%	—	—
Vice President, Corporate Development
BRADFORD W. LATNER	8,907		0.056%	28,500	1.8%	—	—
Vice President, Assistant Treasurer
WALTER D. LEGROW	24,848	(6)	0.157%	168,600	10.4%	—	—
Vice President, Human Resources
MARK F. WHITLEY	4,045		0.025%	11,000	0.7%	$10,000	0.014%
Vice President, General Counsel and Secretary

Notes:

(1)	The information as to Emco Shares, Options and Debentures owned or over which control or direction is exercised by each director and senior officer of the Company and by their respective associates, not being within the knowledge of Emco, has been furnished by the respective directors and senior officers individually.

(2)	On an undiluted basis.

(3)	See “Stock Option Plan”.

(4)	Includes 100 Emco Shares held in the name of Kathy Speers.

(5)	Includes 1,500 Emco Shares held in the name of Tina Fantham.

(6)	Includes 5,230 Emco Shares held in the name of Lorna LeGrow. Also includes 156 Emco Shares held in trust for Samantha LeGrow and Sydney LeGrow.

     There is no Person acting jointly or in concert with Emco in connection with the Offer.

STOCK OPTION PLAN

      The Company’s Stock Option Plan: (a) provides incentives to its key employees; (b) aligns the interests of such key employees with the Company to maximize shareholder value; (c) encourages such key employees to own securities of the Company; and (d) maintains a competitive compensation plan for such key employees.

      The exercise price payable in respect of the Options granted pursuant to the Stock Option Plan is equal to the market price for Emco Shares on the trading day preceding the date of grant. As at February 28, 2003, Options to acquire up to a maximum of 1,589,680 Emco Shares were outstanding under the Stock Option Plan. The aggregate number of Emco Shares issuable in respect of Options held by any one Person may not exceed 5% of the total number of Emco Shares outstanding from time to time.

      The Board of Directors has resolved and has authorized and directed the Company to (i) cause the vesting of Options under the Stock Option Plan to accelerate effective immediately prior to the expiry of the Offer, such that all outstanding Options become exercisable prior to and expire concurrently with the expiry of the Offer, and (ii) to allow all employees holding Options to exercise such Options in accordance with the Stock Option Plan for the purpose of tendering under the Offer all Emco Shares issued in connection with such exercise, in each case, conditional upon the Offeror taking up and paying for the Emco Shares. In lieu of exercising such Options in accordance with their terms, holders of Options shall be entitled to be paid any “in-the-money” value of their Options in cash, conditional upon the Offeror taking up and paying for the Emco Shares.

OWNERSHIP OF SECURITIES OF THE OFFEROR OR BLACKFRIARS

      None of Emco, the directors and senior officers of Emco or, to the knowledge of the directors and senior officers of Emco, after reasonable inquiry, any of their respective associates or affiliates (as those terms are defined by applicable securities laws) or any Person holding more than 10% of the Emco Shares, owns or exercises control or direction over any securities of the Offeror or Blackfriars.

INTENTION OF DIRECTORS, SENIOR OFFICERS, AND

CERTAIN SHAREHOLDERS OF EMCO WITH RESPECT TO THE OFFER

      To the knowledge of Emco, as at February 28, 2003, the directors and senior officers of Emco, and their respective affiliates and associates (as those terms are defined by applicable securities laws), owned or exercised control or direction over an aggregate of 566,938 Emco Shares (excluding Emco Shares issuable upon the exercise of outstanding Options) and hold Options to acquire up to an additional 1,089,720 Emco Shares.

      The Company has been informed that each of the directors and senior officers of Emco, and their respective affiliates and associates (as those terms are defined by applicable securities law) currently intends to deposit to the Offer all Emco Shares owned by him or her and to transfer to Emco all of their Options for a cash payment equal to the “in-the-money” amount of such Options.

      Letko, Brosseau & Associes Inc. has advised the Board of Directors that it currently intends to accept the Offer in respect of all of its Emco Shares. The intentions of Masco to accept the Offer are described above under “Lock-Up Agreement”.

TRADING IN SECURITIES OF EMCO

      Except as disclosed in the following table and under “Issuances of Securities of Emco” below, none of Emco, any of its Subsidiaries, directors, senior officers or affiliates (as defined by applicable securities laws) of Emco or, to the knowledge of the directors or senior officers of Emco, after reasonable inquiry, any of their respective associates (as defined by applicable securities laws) or any Person holding more than 10% of the Emco Shares, has traded in any securities of Emco during the six month period preceding the date of this Directors’ Circular:

	Date of	Nature of	Number of	Price Per
Name	Trade	Trade	Emco Shares	Emco Share (1)

Letko, Brosseau & Associés Inc.	27-Feb-03	Sale (1)	600	$16.48
	10-Sep-02	Purchase (1)	3,000	$10.80
	6-Nov-02	Sale (1)	4,200	$10.86
	15-Nov-02	Purchase (1)	4,500	$11.34
	20-Nov-02	Sale (1)	300	$11.00
	20-Nov-02	Purchase (1)	300	$11.00
	18-Dec-02	Purchase (1)	500	$11.00
Walter D. LeGrow	—	Purchase (2)	132	—
Douglas E. Speers	—	Purchase (2)	831	—
Gordon E. Currie	—	Purchase (2)	347	—
Mark F. Whitley	—	Purchase (2)	199	—
Roger K. Hollyman	—	Purchase (2)	284	—
Bradford W. Latner	—	Purchase (2)	210	—
Jaap Burck	—	Purchase (2)	216	—
Richard J. Fantham	—	Purchase (2)	360	—

Notes:

(1)	The trade was performed over the facilities of the TSX.

(2)	These shares were acquired pursuant to Emco’s Employee Stock Purchase Plan. Under this Plan, employees are permitted to acquire Emco Shares with funds deducted from their salary and matched by Emco up to a maximum of 2.5% of the employee’s salary. Employer contributions are used to purchase Emco Shares on the TSX at the then current price on behalf of the employee. Employee contributions are used to purchase Emco Shares from treasury. Shares are purchased and issued every 2 weeks coinciding with Emco’s payroll. The Emco Shares listed in this table are the aggregate number of Emco Shares purchased on the TSX by Emco on behalf of each listed individual over the 6 month period indicated. Emco Shares purchased from treasury are reflected in the table on the following page.

     The Company has been informed that no director or senior officer of Emco, or any of their respective affiliates and associates (as those terms are defined by applicable securities laws), intends to purchase securities of Emco before the expiry of the Offer (other than pursuant to the exercise of Options or pursuant to the Company’s Employee Stock Purchase Plan) nor knows of the existence of such an intention on the part of any other Person.

ISSUANCES OF SECURITIES OF EMCO

      Except as disclosed in the following table, no Emco Shares, Options, Debentures or other securities convertible into Emco Shares have been issued to any of the directors or senior officers of Emco, or any of their respective affiliates and associates (as those terms are defined by applicable securities laws), during the two year period preceding the date of this Directors’ Circular:

	Date of	Securities			Price per
Name	Issuance	Issued	Number		Emco Share (1)

Douglas E. Speers	—	Emco Shares	4,313	(2)	—
	21-Feb-02	Options	40,000		$7.75
	04-Sep-02	Emco Shares	14,000	(3)	$7.00
Jaap Burck	—	Emco Shares	1,048	(2)	—
	21-Feb-02	Options	7,000		$7.75
Gordon E. Currie	—	Emco Shares	1,469	(2)	—
	21-Feb-02	Options	17,000		$7.75
Richard J. Fantham	—	Emco Shares	1,518	(2)	—
	21-Feb-02	Options	20,000		$7.75
Roger K. Hollyman	—	Emco Shares	1,235	(2)	—
	21-Feb-02	Options	12,000		$7.75
	04-Sep-02	Emco Shares	1,000	(3)	$7.00
Bradford W. Latner	—	Emco Shares	1,755	(2)	—
	21-Feb-02	Options	6,000		$7.75
Walter D. LeGrow	—	Emco Shares	527	(2)	—
	21-Feb-02	Options	17,000		$7.75
	04-Sep-02	Emco Shares	9,000	(3)	$7.00
Mark F. Whitley	—	Emco Shares	875	(2)	—
	21-Feb-02	Options	6,000		$7.75
Richard B. Grogan	04-Sep-02	Emco Shares	12,000	(3)	$7.00

Note:

(1)	Represents the exercise price per Emco Share in the case of a grant or exercise of Options.

(2)	These shares were acquired pursuant to Emco’s Employee Stock Purchase Plan. Under this Plan, employees are permitted to acquire Emco Shares with funds deducted from their salary and matched by Emco up to a maximum of 2.5% of the employee’s salary. Employer contributions are used to purchase Emco Shares on the TSX at the then current price on behalf of the employee. Employee contributions are used to purchase Emco Shares from treasury. Shares are purchased and issued every 2 weeks coinciding with Emco’s payroll. The Emco Shares listed in this table are the aggregate number of Emco Shares issued from treasury to each listed individual over the 2 year period indicated. Emco Shares purchased on the TSX are reflected in the table on the preceding page.

(3)	These shares were issued upon the exercise of Options.

RELATIONSHIP BETWEEN THE OFFEROR AND DIRECTORS, SENIOR

OFFICERS, AFFILIATES AND PRINCIPAL SHAREHOLDERS OF EMCO

      No arrangements or agreements (including any arrangements or agreements as to any payments or other benefits to be made or given by way of compensation for loss of office or as to the directors or senior officers of Emco remaining or retiring from office if the Offer is successful) have been made or are proposed to be made between Blackfriars or the Offeror and any of the directors or senior officers of Emco, or any of their respective affiliates and associates (as those terms are defined by applicable securities laws).

      No director, senior officer or affiliate of Emco is also a director or officer of Blackfriars or the Offeror or any subsidiary of Blackfriars or the Offeror.

      Emco’s largest shareholder, Masco, with approximately 42% of the Emco Shares, is a large U.S. based manufacturer and distributor of building products. Affiliates of Blackfriars are distributors of plumbing and related products in the U.S. and are arms-length customers of Masco with sales by Masco to such Blackfriars’ affiliates of, in aggregate, approximately $31 million (United States dollars) in each of 2002 and 2001.

      Neither the directors or senior officers of Emco, nor any of their respective affiliates or associates (as those terms are defined by applicable securities laws) nor any Person holding more than 10% of the Emco Shares has any interest in any material contract to which Blackfriars or the Offeror is a party, other than as set out above under this heading and under “Lock-Up Agreement”.

ARRANGEMENTS AND AGREEMENTS BETWEEN EMCO AND

ITS DIRECTORS, SENIOR OFFICERS AND AFFILIATES

      Except as described below, there are no arrangements or agreements made or proposed to be made between Emco and any of its directors or senior officers, or any of their respective affiliates and associates (as those terms are defined by applicable securities laws), pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or as to their remaining in or retiring from office if the Offer is successful.

      The Company is party to the Change of Control Agreements with each of its senior officers as described in this Directors’ Circular under the heading “Arrangements, Agreements or Understandings — Change of Control Agreements”.

REGULATORY MATTERS

Investment Canada Act

      Under the Investment Canada Act, certain transactions involving the acquisition of control of a Canadian business by a non Canadian are subject to review and cannot be implemented unless the Minister responsible for the Investment Canada Act (the “Minister”) is satisfied that the transaction is likely to be of net benefit to Canada.

      If a transaction is subject to the review requirement (a “Reviewable Transaction”), an application for review must be filed with the Investment Review Division of Industry Canada prior to the implementation of the Reviewable Transaction. The Minister is then required to determine whether the Reviewable Transaction is likely to be of net benefit to Canada taking into account, among other things, certain factors specified in the Investment Canada Act and any written undertakings that may have been given by the applicant. The Investment Canada Act contemplates an initial review period of 45 days after filing; however, if the Minister has not completed the review by that date, the Minister may unilaterally extend the review period by up to 30 days (or such longer period as may be agreed to by the applicant) to permit completion of the review. The prescribed factors of assessment to be considered by the Minister include, among other things, the effect of the investment on the level and nature of economic activity in Canada (including the effect on employment, resource processing, utilization of Canadian products and services and exports), the degree and significance of participation by Canadians in the acquired business, the effect of the investment on productivity, industrial efficiency, technological development, product innovation and product variety in Canada, the effect of the investment on competition within any industry in Canada, the compatibility of the investment with national industrial, economic and cultural policies (taking into consideration corresponding provincial policies) and the contribution of the investment to Canada’s ability to compete in world markets. If the Minister determines that he is not satisfied that a Reviewable Transaction is likely to be of net benefit to Canada, the Reviewable Transaction may not be implemented.

      As the acquisition of control of Emco contemplated by the Offer is a Reviewable Transaction, the Offeror will need to file an application for review under the Investment Canada Act.

Competition Act

      The Competition Act requires a pre-merger notification to the Commissioner of Competition for transactions that exceed certain financial thresholds and, in the case of share acquisitions, that exceed an additional voting interest threshold. If a transaction is subject to pre-merger notification, a pre-merger filing must be submitted to the Commissioner and a waiting period must expire or be waived by the Commissioner before the proposed transaction may be completed. Either a short form (with a 14 day waiting period) or long form (with a 42 day waiting period) may be filed, but, if a short form is filed, the Commissioner may, within 14 days, require a long form, in which case the proposed transaction generally may not be completed until 42 days after a long form filing is made. The Commissioner’s review of a transaction subject to a pre-merger notification may take longer than the statutory waiting period, in which case the parties may be asked to delay completion of the transaction until the review is completed and the Commissioner has determined his position.

      Whether or not a pre-merger filing is required, the Commissioner may apply to the Competition Tribunal, a specialized tribunal empowered to deal with certain matters under the Competition Act, with respect to a “merger” (as defined in the Competition Act) and, if the Competition Tribunal finds that the merger is likely to prevent or lessen competition substantially, it may order that the merger not proceed or, in the event that the merger has been completed, order its dissolution or the disposition of some of the assets or shares involved. The Competition Tribunal also may issue an interim order under the Competition Act prohibiting the completion of the merger for a period of up to 30 days where (a) the Commissioner has certified that an inquiry is being made under paragraph 10(1)(b) of the Competition Act in connection with the merger and that in his opinion more time is required to complete the inquiry, and (b) the Competition Tribunal finds that, in the absence of an interim order, a party to the merger or any other person is likely to take an action that would substantially impair the ability of the Competition Tribunal to remedy the effect of the merger on competition under section 92 of the Competition Act because that action would be difficult to reverse. The duration of such interim orders may be extended for an additional period of up to 30 days where the Competition Tribunal finds that the Commissioner is unable to complete his inquiry because of circumstances beyond his control. If the Commissioner challenges the merger under section 92 of the Competition Act, he may also apply to the Competition Tribunal for an injunctive order.

      The Commissioner may upon request issue an advance ruling certificate (“ARC”), where he is satisfied that he would not have sufficient grounds on which to apply to the Competition Tribunal under the merger provisions of the Competition Act. If the Commissioner issues an ARC in respect of a proposed transaction, that transaction is exempt from the pre-merger notification provisions. Alternatively, the Commissioner may issue a “no action” letter following a notification or an application for an ARC, indicating that he is of the view that grounds do not then exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the proposed transaction, while preserving during the three years following completion of the proposed transaction his ability to so initiate proceedings should circumstances change.

      The purchase of Emco Shares pursuant to the Offer requires pre-merger notification to the Commissioner and the Offeror’s acquisition of control of Emco would be a “merger” for the purposes of the merger provisions of the Competition Act. The Offeror will need to request an ARC, in respect of the Offer and the Offeror and Emco will need to make a short-form pre-merger notification filing in respect of the Offer.

United States Antitrust Compliance.

      Under the Hart-Scott-Rodino Act of the United States and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The purchase of Emco Shares pursuant to the Offer is subject to such requirements.

      Pursuant to the requirements of the Hart-Scott-Rodino Act, the Offeror intends to file a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC as soon as practicable. The waiting period applicable to the purchase of Emco Shares pursuant to the Offer will expire at 11:59 p.m., Eastern time, on the fifteenth calendar day from the day after such filing is made by the Offeror. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from the Offeror. If such a request is made, the waiting period will be extended until 11:59 p.m., Eastern time, on the tenth day after substantial compliance by the Offeror with such request. Thereafter, such waiting period can be extended only by court order.

      The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Emco Shares by the Offeror pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Emco Shares pursuant to the Offer or seeking divestiture of the Emco Shares so acquired or divestiture of substantial assets of Blackfriars or Emco. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States.

MATERIAL CHANGES IN THE AFFAIRS OF EMCO

      Except as otherwise described or referred to in this Directors’ Circular, no information is known to any of the directors or senior officers of Emco that indicates any material change in the affairs of Emco since December 31, 2002, the date of Emco’s most recently published financial statements.

OTHER TRANSACTIONS

      No negotiations involving the Company are currently underway in response to the Offer which relate to or would result in: (a) an extraordinary transaction such as a merger, reorganization or liquidation involving the Company or any Subsidiary; (b) the purchase, sale or transfer of a material amount of assets of the Company or any Subsidiary; (c) an issuer bid for or other acquisition of securities by or of the Company; or (d) any dividend rate or policy, indebtedness or capitalization of the Company.

OTHER INFORMATION

      There is no other information that has not been disclosed in the foregoing but is known to the Board of Directors which would reasonably be expected to affect the decision of holders of Emco Shares to accept or reject the Offer.

STATUTORY RIGHTS

      Securities legislation in certain of the provinces and territories of Canada provides security holders of Emco with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Security holders of Emco should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL OF THE DIRECTORS’ CIRCULAR

      The contents of this Directors’ Circular have been approved, and the delivery of this Directors’ Circular has been authorized, by the Board of Directors.

CONSENT OF TD SECURITIES INC.

To: The	Board of Directors of
EMCO LIMITED

      We hereby consent to the inclusion of our written fairness opinion dated February 19, 2003 as Schedule “A” to the Directors’ Circular of the Board of Directors of Emco Limited dated February 28, 2003 and to the reference to our name and to our written fairness opinion under various headings of such Directors’ Circular.

(signed) TD SECURITIES INC.

Toronto, Ontario

February 28, 2003

CERTIFICATE

DATED: February 28, 2003

      The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Offer within the meaning of the Securities Act (Quebec).

On behalf of the Board of Directors

(signed) FRANK M. HENNESSEY Chairman of the Board of Directors	(signed) D. BRIAN HARRISON Director

SCHEDULE “A”

(TD Securities)
TD Securities Inc. TD Tower 66 Wellington Street West, 8th Floor Toronto, Ontario M5K 1A2

February 19, 2003

The Independent Committee of the Board of Directors

Emco Limited
620 Richmond Street
London, Ontario
N6A 4L6

To the Independent Committee:

      TD Securities Inc. (“TD Securities”) understands that Emco Limited (“Emco”, or the “Company”) has entered into an agreement dated February 19, 2003, (the “Support Agreement”) with Blackfriars Corp. (“Blackfriars”) and 2022841 Ontario Inc. (the “Offeror”), an indirect wholly-owned subsidiary of Blackfriars, pursuant to which the Offeror has agreed to make an offer (the “Offer”) to purchase all of the issued and outstanding common shares (the “Emco Shares”) of Emco at a price of $16.60 per share in cash (the “Consideration”). The specific terms and conditions of the Offer will be more fully described in a take-over bid circular (the “Circular”), which will be mailed to holders of Emco Shares (the “Shareholders”) in connection with the Offer.

      TD Securities further understands that Masco Corporation (“Masco”), the holder of approximately 42% of the Emco Shares, has entered into an agreement dated February 19, 2003, (the “Lock-Up Agreement”) with Blackfriars and the Offeror pursuant to which Masco has agreed to deposit the Emco Shares held by it to the Offer and not withdraw them, except in limited circumstances, as more fully described in the Circular.

      TD Securities also understands that a committee (the “Independent Committee”) of the board of directors (the “Board of Directors”) of the Company has been constituted for the purpose of conducting a review of strategic alternatives (the “Strategic Alternatives Review”) in order to maximize Shareholder value, which included, among other things, considering the Offer and making recommendations thereon to the Board of Directors.

Engagement of TD Securities by the Independent Committee

      TD Securities was engaged by the Independent Committee pursuant to an engagement agreement (the “Engagement Agreement”) dated August 22, 2002, to provide advice and assistance to the Company and the Independent Committee in connection with the Strategic Alternatives Review (the “Engagement”), including the preparation and delivery to the Independent Committee of TD Securities’ opinion (the “Fairness Opinion”) as to the fairness of the Consideration under the Offer, from a financial point of view, to the Shareholders. TD Securities has not prepared a valuation of the Company or any of its securities or assets and the Fairness Opinion should not be construed as such.

      The terms of the Engagement Agreement provide that TD Securities is to be paid fees for its services as financial advisor, including fees that are contingent on a change of control of the Company or certain other events. In addition, the Company has agreed to reimburse TD Securities for its reasonable out-of-pocket expenses and to indemnify TD Securities, in certain circumstances, against certain expenses, losses, claims, actions, damages and liabilities incurred in connection with the provision of its services.

      The Fairness Opinion may not be published, reproduced, disseminated, quoted from or referred to without the express written consent of TD Securities, save as hereinafter provided. Subject to the terms of the Engagement Agreement, TD Securities consents to the inclusion of the Fairness Opinion in its entirety, with a summary thereof, in a form acceptable to TD Securities, in the directors’ circular (the “Directors’ Circular”) to be mailed to Shareholders in connection with the Offer and to the filing thereof, as necessary, by Emco with the securities commissions or similar regulatory authorities in Canada and the United States.

Relationship with Interested Parties

      Neither TD Securities, nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of the Company, Blackfriars, the Offeror, or any of their respective affiliates (collectively, the “Interested Parties”). Except as financial advisor to the Independent Committee, neither TD Securities nor any of its affiliates is an advisor to any of the Interested Parties with respect to the Strategic Alternatives Review or the Offer.

      TD Securities and its affiliates have not been engaged to provide any financial advisory services or act as lead or co-lead underwriter of securities of the Company or any Interested Party during the 24 months preceding the date on which TD Securities was first contacted in respect of the Engagement.

      Other than the Engagement Agreement, no understandings or agreements exist between TD Securities and the Company or any Interested Party with respect to future financial advisory or investment banking business. TD Securities may in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Company or any Interested Party, and The Toronto-Dominion Bank, the parent company of TD Securities, may provide banking services to the Company or any Interested Party.

      TD Securities acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have and may in the future have positions in the securities of any Interested Party and, from time to time, may have executed or may execute transactions on behalf of such companies or other clients for which it may have received or may receive compensation. As an investment dealer, TD Securities conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters with respect to the Offer, the Company, or other Interested Parties.

Credentials of TD Securities

      TD Securities is a Canadian investment banking firm with operations in a broad range of activities, including corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment management and investment research. TD Securities has participated in a significant number of transactions involving public and private companies and has extensive experience in preparing fairness opinions.

      The Fairness Opinion is the opinion of TD Securities and its form and content have been approved by a committee of senior investment banking professionals of TD Securities, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters.

Scope of Review

      In connection with the Fairness Opinion, TD Securities reviewed and relied upon (without attempting to verify independently the completeness or accuracy of) or carried out, among other things, the following:

1. the Support Agreement;

2. the Lock-Up Agreement;

3. audited financial statements of the Company for the three years ended December 31, 1999, 2000 and 2001, and draft audited financial statements of the Company for the year ended December 31, 2002;

4. unaudited interim financial statements of the Company for the three month periods ended March 31, 2001, June 30, 2001, September 30, 2001, March 31, 2002, June 30, 2002, and September 30, 2002;

5. annual reports of the Company for the three years ended December 31, 1999, 2000 and 2001;

6. annual information forms of the Company for the three years ended December 31, 1999, 2000 and 2001;

7. notices of annual meetings of shareholders and management information circulars of the Company for the three years ended December 31, 1999, 2000 and 2001;

8. the prospectus of the Company dated June 25, 1997, regarding the Company’s 6.5% Convertible Unsecured Subordinated Debentures;

9. the trust indenture dated July 4, 1997, regarding the Company’s 6.5% Convertible Unsecured Subordinated Debentures;

Member of TD Bank Financial Group

10. the Company’s 2003 Profit Plan and 2003 — 2005 Strategic Plan, including unaudited projected operating and financial statements for the Company and its major operating divisions and subsidiaries prepared by management of the Company for the years ending December 31, 2003, through December 31, 2005;

11. discussions with senior management of the Company and its major operating divisions and subsidiaries with respect to the information referred to above and other issues deemed relevant;

12. discussions with members of the Independent Committee;

13. discussions with McCarthy Tétrault LLP, legal advisor to the Independent Committee;

14. discussions with KPMG LLP, auditor of the Company;

15. discussions with certain parties, including parties that have received confidential information regarding the Company and have met with senior management of Emco concerning their potential interest in a transaction involving Emco, and a review of certain other potential transactions involving Emco;

16. various research publications prepared by equity research analysts regarding the Company and other selected public companies considered relevant;

17. public information relating to the business, operations, financial performance and stock trading history of the Company and other selected public companies considered relevant;

18. public information with respect to certain other transactions of a comparable nature considered relevant;

19. representations contained in a certificate dated as of the date hereof from senior officers of the Company; and

20. such other corporate, industry, and financial market information, investigations and analyses as TD Securities considered necessary or appropriate in the circumstances.

      TD Securities has not, to the best of its knowledge, been denied access by the Company to any information requested by TD Securities.

Assumptions and Limitations

      With the Independent Committee’s acknowledgement and agreement as provided for in the Engagement Agreement, TD Securities has relied upon the accuracy, completeness and fair representation of all data and other information obtained by it from public sources or provided to it by the Company and its personnel, advisors, or otherwise, including the certificate identified below (collectively, the “Information”). The Fairness Opinion is conditional upon such accuracy, completeness and fair representation. Subject to the exercise of professional judgment, and except as expressly described herein, TD Securities has not attempted to verify independently the accuracy or completeness of any of the Information.

      With respect to the budgets, forecasts, projections or estimates provided to TD Securities and used in its analyses, TD Securities notes that projecting future results is inherently subject to uncertainty. TD Securities has assumed, however, that such budgets, forecasts, projections and estimates were prepared using the assumptions identified therein which, in the opinion of the Company, are reasonable in the circumstances.

      Senior officers of the Company have represented to TD Securities in a certificate dated February 19, 2003, among other things, that (i) the Company has no information or knowledge of any facts, public or otherwise, not specifically provided to TD Securities relating to the assets, liabilities, affairs, prospects or condition (financial or otherwise) of the Company and its divisions and subsidiaries which would reasonably be expected to affect materially the Fairness Opinion; (ii) with the exception of forecasts, projections or estimates referred to in subparagraph (iv) below, the information and data provided to TD Securities by or on behalf of the Company in respect of the Company or its divisions and subsidiaries or their respective assets, liabilities, affairs, prospects or condition (financial or otherwise) in connection with the Engagement is or, in the case of historical information and data, was, at the date as of which it was prepared, true, complete and accurate in all material respects and no additional material, data or information is required to make the information and data provided to TD Securities not misleading in light of the circumstances in which it was provided; (iii) to the extent that any of the information and data identified in subparagraph (ii) above is historical, there have been no changes in any material facts or new material facts since the respective dates thereof which have not been

Member of TD Bank Financial Group

disclosed to TD Securities; (iv) any portions of the information and data provided to TD Securities which constitute forecasts, projections or estimates were prepared using the assumptions identified therein, which, in the reasonable opinion of the Company, are reasonable in the circumstances; (v) there have been no prior valuations, as defined in Ontario Securities Commission Rule 61-501, of Emco, its securities or any material assets of Emco or any of its divisions or subsidiaries made in the preceding 24 months which have not been disclosed to TD Securities; and (vi) there have been no offers for or material transactions involving the securities of the Company, or any material assets of the Company or any of its divisions or subsidiaries during the preceding 24 months which have not been disclosed to TD Securities.

      In preparing the Fairness Opinion, TD Securities has made several assumptions, including that all final versions of documents will conform in all material respects to the drafts provided to TD Securities, conditions precedent to the completion of certain steps in the Offer can be satisfied in due course, all consents, permissions, exemptions or orders of relevant regulatory authorities will be obtained, without adverse condition or qualification, the procedures being followed to implement the Offer are valid and effective, all required documents will be distributed to the Shareholders in accordance with the applicable laws, and the disclosure in such documents will be accurate in all material respects and will comply, in all material respects, with the requirements of all applicable laws. In its analysis in connection with the preparation of the Fairness Opinion, TD Securities made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of TD Securities, the Company, or any party involved in the Offer.

      The Fairness Opinion is addressed to the Independent Committee and is not intended to be, and does not constitute, a recommendation that any Shareholder tender Emco Shares to the Offer. The Fairness Opinion is rendered as of February 19, 2003, on the basis of securities markets, economic and general business and financial conditions prevailing on that date and the condition and prospects, financial and otherwise, of the Company and its respective divisions, subsidiaries and affiliates as they were reflected in the Information provided to TD Securities. Any changes therein may affect the Fairness Opinion and, although TD Securities reserves the right to change or withdraw the Fairness Opinion in such event, it disclaims any undertaking or obligation to advise any person of any such change that may come to its attention, or update the Fairness Opinion after such date.

      The preparation of the Fairness Opinion was a complex process and is not necessarily amenable to partial analysis or summary description. TD Securities believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Fairness Opinion. Accordingly, this Fairness Opinion should be read in its entirety.

Conclusion

      Based upon and subject to the foregoing, TD Securities is of the opinion that, as of February 19, 2003, the Consideration is fair, from a financial point of view, to the Shareholders.

Yours very truly,

TD SECURITIES INC.

Member of TD Bank Financial Group

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